Exhibit 4

THE  ALLSTATE  CORPORATION

DEFERRED  COMPENSATION  PLAN

FOR INDEPENDENT  CONTRACTOR  EXCLUSIVE  AGENTS

AMENDED AND RESTATED AS OF JANUARY 1, 2014

ARTICLE I

DESIGNATION OF PLAN AND DEFINITIONS

1.1                          TITLE AND PURPOSE

(a)                           Title.  This Plan shall be known as “The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents.”

(b)                           Purpose.  This Plan was established by The Allstate Corporation for the purpose of providing deferred compensation for eligible agents.  With respect to amounts deferred on or after January 1, 2005, this Plan is intended to be a nonqualified deferred compensation plan maintained in conformity with the requirements of Internal Revenue Code Section 409A and shall be interpreted accordingly.

(c)                            Effective Date and Plan History.  The Plan was adopted by Allstate Insurance Company effective January 1, 1995.   The Plan was amended and restated by the Company, effective January 1, 1996, November 10, 1997, September 1, 1999, November 1, 2000, November 1, 2001, and October 7, 2002.  The Plan was amended effective April 24, 2003 and amended and restated effective December 31, 2008, July 31, 2009, January 1, 2011, January 1, 2013, and January 1, 2014.  The terms of this Plan are effective for all benefits under the Plan that are not fully distributed as of January 1, 2005, except that actions taken on or after January 1, 2005 and prior to December 31, 2008, are subject to the terms of the then existing Plan and, as applicable, a reasonable and good faith interpretation of Code Section 409A and the transition guidance provided thereunder.

1.2                      DEFINITIONS

Unless expressly stated otherwise, the following definitions will apply:

(a)                             “Account” shall mean nominal bookkeeping entries made to state the balance of a Participant’s benefit under the Plan.  A Participant’s benefit under the Plan shall be comprised of the total of all sub-accounts, which may include a Pre-2005 Sub-Account and Post-2004 Sub-Account.  “Account shall also mean any amounts deferred by a Participant, as adjusted for earnings and debits, under The Allstate Corporation Deferred Compensation

Plan and The Allstate Corporation Deferred Compensation Plan for Employee Agents.

(b)                       “Beneficiary” or “Contingent Beneficiary” shall mean the person or persons last designated in writing by the Participant to the Committee, in accordance with Section 8.5 of the Plan.

(c)                        “Board” shall mean the Board of Directors of the Company.

(d)                       “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations and guidance of general applicability issued thereunder.

(e)                       “Committee” shall mean the Committee appointed by the Board of Directors pursuant to Article VI of this Plan, and shall mean those persons to whom the Committee has delegated administrative duties pursuant to Section 6.1(g).

(f)                           “Company” shall mean The Allstate Corporation.

(g)                       “Compensation” for any year shall mean all commissions and other amounts paid to an Eligible Agent by Allstate Insurance Company, by Allstate New Jersey Insurance Company, by Allstate Life Insurance Company or by any other member of the Controlled Group which has adopted the Plan, that are paid through the Allstate Insurance Company Human Resources payroll system, but shall not include (1) commissions paid for Joint Underwriter Association and Assigned Risk business, (2) bonuses, (3) awards, and (4) other items deemed properly excludable by the Committee.

(h)                      “Controlled Group” shall mean any corporation or other business entity which is included in a controlled group of corporations, within the meaning of section 1563(a)(i) of the Code, within which the Company is also included.

(i)                            “Eligible Agent” shall mean any exclusive insurance agent independent contractor operating as a sole proprietorship who has submitted a Form W-9 to Allstate Human Resources which substantiates his or her business as a sole proprietorship and who is receiving Compensation in a Plan Year. Effective January 1, 2001, “Eligible Agent” shall also mean any Exclusive Financial Specialist Independent Contractor operating as a sole proprietorship who has submitted a Form W-9 to Allstate Human Resources which substantiates his or her business as a sole proprietorship and who is receiving Compensation in a Plan Year.

(j)                            “Hardship” shall apply only to a Participant’s Pre-2005 Sub-Account and shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, or loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee.

(k)                        “Investment” shall mean the elections made by Participants, as allowed for in Section 4.3 of the Plan, to allocate and reallocate deferrals and Account balances among the Investment Options described in Section 4.3(b), together with accruals and adjustments reflecting the hypothetical experience of the Investment Options.

(l)                            “Monthly/Weekly Compensation” means Compensation paid to a Participant during a calendar month or week, depending on the Participant’s agency agreement.

(m)                  “Participant” shall mean an Eligible Agent who has an Account balance in the Plan.

(n)                      “Plan” shall mean The Allstate Corporation Deferred Compensation Plan For Independent Contractor Exclusive Agents as set forth herein, and as amended from time to time in accordance with Article VII hereof.

(o)                       “Plan Year” shall mean the fiscal year of the Company, which is a calendar year.

(p)                       “Post-2004 Sub-Account” shall mean a nominal bookkeeping sub-account of the Participant’s Account established to state the balance of (i) Compensation deferred by a Participant under the Plan on or after January 1, 2005, as adjusted pursuant to Article IV of the Plan, and (ii) earnings and losses on amounts contributed pursuant to (i) of this subsection, pursuant to Article IV.  “Post-2004 Sub-Account shall refer to the total of the Participant’s benefit under this Plan with respect to amounts deferred or otherwise credited on or after January 1, 2005, pursuant to Section 4.2.

(q)                       “Pre-2005 Sub-Account” shall mean a nominal bookkeeping sub-account of the Participant’s Account established to state the balance of (i) Compensation that was fully earned and vested prior to January 1, 2005, and deferred by a Participant under the terms of the Plan then in effect; and (ii) earnings and losses on amounts contributed pursuant to (i) of this subsection, pursuant to Article IV.

(r)                           “Separation from Service” shall mean the termination of a Participant’s agency relationship with Allstate Insurance Company, with Allstate New Jersey Insurance Company, with Allstate Life Insurance Company or with any other member of the Controlled Group which has adopted the Plan that results in a distribution as specifically defined and determined under Article V of the Plan.  “Separation from Service” shall have distinct meanings with respect to the Pre-2005 Sub-Account and the Post-2004 Sub-Account, as set forth in Article V of the Plan.

(s)                  “Unforeseeable Financial Emergency” shall apply only to a Participant’s Post-2004 Sub-Account and shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B) of the Code); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; but shall not include any of the foregoing to the extent such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.  In making its determination, the Committee shall be guided by the prevailing authorities applicable under the Code so as to result in the Participant not being in constructive receipt or subject to penalties under Code section 409A with respect to any distribution or cancellation of a deferral due to an Unforeseeable Financial Emergency.

ARTICLE II

PARTICIPATION

2.1                          PARTICIPATION AND DEFERRAL ELECTIONS

An Eligible Agent shall become a Participant upon the filing of an election to defer Compensation and shall continue as a Participant until his or her Account has been fully paid pursuant to the provisions of Article V.  An election to defer Compensation shall specify the percentage of Compensation to be deferred under the Plan for a Plan Year.  An election to defer Compensation shall be filed in the manner and at the time that the Committee may specify in its discretion from time to time.

2.2                          TIMING OF DEFERRAL ELECTIONS

(a)                   Except as provided in 2.2(b), in no event shall a Participant be permitted to make a deferral election with respect to his or her Compensation after December 31 of the calendar year preceding the Plan Year in which such deferral election shall take effect.  All elections to defer Compensation for a Plan year shall be irrevocable as of December 31 of the preceding Plan Year (or such earlier date as may be determined by the Committee) and, therefore, may not be changed by either the Committee or the Participant after December 31 (or such earlier date, if applicable).

(b)                   Any agent who becomes an Eligible Agent during the Plan Year may, provided that the Committee has exercised the discretion referred to in Section 2.1, participate in the Plan for the remainder of such Plan Year if he or she elects to do so no later than 30 days following the date he or she becomes an Eligible Agent.  Elections made by agents who become Eligible Agents during the Plan Year will be effective on the first of the month following the date their election is received in the manner specified by the Committee.  If an Eligible Agent fails to make an election, such failure will be deemed an election not to become a Participant for the Plan Year.

(c)                    “Evergreen” Deferral Elections.  The Committee may in its discretion establish rules from time to time under which deferral elections provided in this Section  2.2 shall remain in effect for all succeeding Plan Years in which the Participant is eligible to make a deferral election unless and until the Participant files a subsequent deferral election.

(d)                 Hardship and Unforeseeable Emergency.  Notwithstanding the other provisions of this section 2.2, the Committee may in its sole discretion cancel all outstanding deferral elections of a Participant if the Participant experiences a Hardship or upon the Committee’s determination that the Participant has experienced an Unforeseeable Financial Emergency.  Any subsequent election to defer shall be subject to the terms of this Section 2.2(a), (b) and (c).

ARTICLE III

DEFERRALS

3.1                      AMOUNT OF DEFERRAL

Each Eligible Agent may elect to defer, in whole number percentages, up to 80% of his or her Monthly/Weekly Compensation.

3.2                      EFFECTIVE DATE OF DEFERRAL

Compensation deferred shall be credited to a Participant’s Account by bookkeeping entry as set forth in Section 4.2.

3.3                      USE OF AMOUNTS DEFERRED

Amounts credited to Accounts shall be a part of the general funds of the Company, shall be subject to all the risks of the Company’s business, and may be deposited, invested or expended in any manner whatsoever by the Company.

ARTICLE IV

ACCOUNTS AND VESTING

4.1                      ESTABLISHMENT OF ACCOUNT

The Committee shall establish, by bookkeeping entry on the books of the Company, an Account for each Participant.  Accounts shall not be funded in any manner.

4.2                      CONTRIBUTIONS TO ACCOUNT

The Committee shall cause deferred Compensation to be credited by bookkeeping entry to each Participant’s Account as of the last day of the month in which the Compensation otherwise would have been payable to the Participant, or as soon thereafter as is administratively practicable.

4.3                      MAINTENANCE OF ACCOUNT BALANCES - INVESTMENT

(a)                   A Participant may make an Investment with respect to amounts in his or her Account.  Each Investment shall be made in accordance with procedures established by the Committee and shall specify that portion of the Participant’s deferrals on the date of such election to be invested in each Investment Option (as defined in Section 4.3(b) below) .  In its sole discretion, the Committee may withhold one or more of the Investment Options from Investment by Participants for a Plan Year or Years.  Investments of deferrals must be made in whole percentage increments.

Each Account shall be adjusted, as applicable, to apply contributions, dividend equivalents, investment gains or losses net of any Plan administration and investment expenses, and distributions.  All such adjustments shall be bookkeeping entries reflecting hypothetical experience for the Investment Options in which Investments are made.

(b)                   The Investment Options in which Investments may be made are:

(1)                Investment Option #1 – Stable Value Fund. The Stable Value Fund, managed by Invesco Advisors, Inc., (“Invesco”) includes a number of investment contracts issued by a diversified group of high quality insurance companies, banks, and other financial institutions (excluding

Allstate companies), each backed by one or more diversified bond portfolios.

The investment contracts are supported by use of investment portfolios holding a diversified mix of high quality fixed-income securities. To provide some diversification in the fund by style of fixed income management, Invesco may from time to time select one or more fixed income sub-advisors to manage portions of the fund consistent with the fund’s overall objectives.  Derivative securities may be used for hedging and replication purposes only. U.S. Treasury securities and U.S. Treasury futures may be used to manage interest rate risk.

The Stable Value Fund’s objective is to seek preservation of capital, and to provide liquidity and a reasonably predictable return that moves gradually toward the current short- to intermediate- term market interest rates. As the fund seeks to preserve principal value, Invesco controls risk by diversifying the fund among a variety of high quality fixed income investments, fixed income sub-advisors, and investment contracts.

The credited rate of interest of the Stable Value Fund is the average return of all investments held in the fund.

(2)                 Investment Option #2 – Bond Fund.  The Bond Fund invests in the U.S. Bond Index Non-Lending Series Fund - Class A, a collective fund managed by State Street Global Advisors (SSgA).  The fund’s objective is to approximate as closely as practicable, before expenses, the performance of the Barclays Capital U.S. Aggregate Bond Index (the “Barclays Index”) over the long term.  The Barclays Index is an index representative of well-diversified exposure to the overall U.S. bond market.  More specifically, it covers the dollar-denominated investment-grade fixed-rate taxable bond market, including U.S. Treasuries, government-related and corporate securities, mortgaged pass-through securities, asset-backed securities, and commercial mortgage-backed securities.  The fund may attempt to invest in the securities comprising the Barclays Index in the same proportions as they are represented in the Barclays Index. However, it may not be possible for the fund to purchase some of the securities comprising the Barclays Index. In such a case, SSgA will select securities for the fund that SSgA believes will reasonably track the characteristics of the Barclays Index.

(3)                 Investment Option #3 – S&P 500 Fund1.  The S&P 500 Fund invests in the S&P 500 Index Non-Lending Series Fund – Class A, a collective fund managed by SSgA. The fund’s objective is to approximate as closely as practicable, before expenses, the performance of the Standard & Poor’s (S&P) 500 (the “S&P 500 Index”) over the long term.  The S&P 500 Index consists of large capitalization stocks across over 24 industry groups and 500 stocks chosen for market size, liquidity and industry group representation. The fund seeks to maintain the returns of the S&P 500 Index by investing in a portfolio that replicates the S&P 500 Index by owning securities in approximately the same proportions as they are represented in the S&P 500 Index or by constructing a portfolio that SSgA believes will reasonably track the characteristics of the S&P 500 Index.

(4)                       Investment Option #4 – International Equity Fund.  The International Equity Fund invests in the Global Equity ex U.S. Index Non-Lending Series Fund - Class A, a collective fund managed by SSgA.  The fund’s objective is to approximate as closely as practicable, before expenses, the performance of the Morgan Stanley Capital International (MSCI) ACWI ex-USA Index (the “ACWI ex-USA Index”) over the long term. The ACWI ex-USA Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity

1  Standard & Poor’s ®, S&P®, S&P 500 Index and Standard & Poor’s 500 Index are trademarks of McGraw-Hill Companies, Inc., and have been licensed for use by State Street Bank and Trust Company.  The product is not sponsored, endorsed, listed, sold or promoted by Standard & Poor’s (“S&P”), and S&P makes no representation regarding the advisability of investing in this product.

market performance of developed and emerging markets.  The ACWI ex-USA Index consists of approximately 1,800 stocks in selected markets with emerging markets representing approximately 20%.  MSCI attempts to capture approximately 85% of the total market capitalization in each country. The fund seeks to maintain the returns of the ACWI ex-USA Index by investing in a portfolio that replicates the ACWI ex-USA Index by owning securities in approximately the same proportions as they are represented in the ACWI ex-USA Index or by constructing a portfolio that SSgA believes will reasonably track the characteristics of the ACWI ex-USA Index.

Restrictions apply to reallocations or transfers of money into the International Equity Fund. This means that Participants are prohibited from using the reallocation or transfer feature to move money into the International Equity Fund within any 30-calendar day period following the date money is moved out of the International Equity Fund through reallocation or transfer. Any subsequent reallocation or transfer of money out of the International Equity Fund during a 30-calendar day restriction period will start a new 30-day restriction period. The 30-calendar day restriction does not apply to Participant deferrals into the International Equity Fund or to hardship withdrawals from the International Equity Fund.

Reallocations or transfers of money out of the International Equity Fund are allowed at any time. The restriction applies only to reallocations or transfers into the International Equity Fund.

(5)                       Investment Option #5 – Russell 2000 Fund2.  The Russell 2000 Fund invests in the Russell Small Cap Index Non-Lending Series Fund – Class A, a collective fund managed by SSgA. The fund’s objective is to approximate as closely as practicable, before expenses, the performance of the Russell 2000 Index, over the long term.

2  Russell Investment Group is the source and owner of the trademarks, service marks, and copyrights relating to the Russell Indexes. Russell  2000®  Index is a trademark of the Russell Investment Group.

The Russell 2000 Index measures the performance of the small-cap segment of the U.S. equity universe.  It is a subset of the Russell 3000 Index and includes approximately 2,000 of the smallest securities based on a combination of their market capitalization and current index memberships.   The fund seeks to match the return of the Russell 2000 Index by investing in a portfolio that holds the securities of the Russell 2000 Index in approximately the same proportions as they are represented in the Russell 2000 Index or by constructing a portfolio that SSgA believes will reasonably track the characteristics of the Russell 2000 Index.

(6)                 Investment Option #6 - The Mid-Cap Fund3.  The Mid-Cap Fund invests in the S&P Mid-Cap Index Non-Lending Series Fund — Class A, a collective fund managed by SSgA. The fund’s objective is to approximate as closely as practicable, before expenses, the performance of the S&P Mid-Cap 400 Index (the “Mid-Cap Index”) over the long term.  The Mid-Cap Index is a cap-weighted index that measures the performance of the mid-range sector of the U.S. stock market.  The fund seeks to match the return of the Mid-Cap Index by owning securities in approximately the same proportions as they are represented in the Mid-Cap Index or by constructing a portfolio that SSgA believes will reasonably track the characteristics of the Mid-Cap Index.

(c)                        A Participant may change his Investment elections at such time and in such manner, and with respect to such existing Account balances and future contributions, as the Committee shall determine; any such changes to be effective only in accordance with such procedures as established from time to time by the Committee.  Any reallocations of existing Account balances must be made in whole percentage increments.  A reallocation

3  S&P MidCap 400®  Index is a trademark of Standard & Poor’s Financial Services LLC.,  and has been licensed for use by State Street Bank and Trust. The product is not sponsored, endorsed, sold or promoted by Standard & Poor’s (S&P), and S&P makes no representation regarding the advisability of investing in this product.

election will become effective as set forth in Plan procedures.  Any reallocations of existing Account balances made under this Plan will simultaneously apply to any amounts the Participant may have deferred under either The Allstate Corporation Deferred Compensation Plan or The Allstate Corporation Deferred Compensation Plan for Employee Agents.

4.4                      VESTING

A Participant shall be fully vested in his or her Account at all times, subject to Sections 3.3, 8.2 and 8.3.

ARTICLE V

PAYMENTS

5.1                      EVENTS CAUSING ACCOUNTS TO BECOME DISTRIBUTABLE

(a)                             Pre-2005 Sub-Account.  All references to “Account” in this Section 5.1(a) shall refer solely to the portion of a Participant’s Account, if any, that is the Pre-2005 Sub-Account.

(1)                 A Participant’s Account shall become distributable upon notification to the Plan of the Participant’s Separation from Service or, at the election of the Participant pursuant to Section 5.3(a), in one of the first through fifth years after Separation from Service.  In either event, the Participant may elect to receive payment in a lump sum or in annual installments as provided in Section 5.3.(a).

For purposes of this Section 5.1(a), “Separation from Service” shall mean the termination of a Participant’s agency relationship with Allstate Insurance Company, with Allstate New Jersey Insurance Company, with Allstate Life Insurance Company or with any other member of the Controlled Group which has adopted the Plan, unless such termination results from acceptance of employment with Allstate Insurance Company, with Allstate New Jersey Insurance Company or any other member of the Controlled

Group.  “Separation from Service” shall also mean the subsequent termination of employment with all members of the Controlled Group, unless such termination results in a transfer of status to an Exclusive Agent Independent Contractor or to an Exclusive Financial Specialist Independent Contractor for Allstate Insurance Company, for Allstate New Jersey Insurance Company, for Allstate Life Insurance Company, or for any other member of the Controlled Group.

(2)                 That portion of a Participant’s Account determined to be necessary to alleviate a demonstrated Hardship shall become distributable upon the date of such determination, subject to Section 5.2.

(3)                 Special Distribution Rule for Participants Prior to September 1, 1999.  For those Participants who irrevocably elected to do so on or before September 1, 1999, such Participants may receive a distribution as of the first day of any Plan Year prior to Separation from Service.  The portion of the Participant’s Account attributable to Compensation deferred, and accruals thereon, shall be distributed on the date elected.  Any balance in the Participant’s Account remaining after any payment under this paragraph and any balance in the Account attributable to participation in the Plan in any year subsequent to the year in which a payout on such date certain occurs, shall become distributable to the Participant as provided in paragraphs (1), (2), or (3) of this Section, 5.1.(a).

(4)                 Effective September 1, 1999, a Participant may at any time irrevocably elect to receive a distribution of his or her entire Account balance, subject to the forfeiture to the Company of 10% of such Account balance (a “100% In-Service Withdrawal”) provided that any deferral election for the current Plan Year will continue subject to Section 2.2(a) and the Participant may not elect to defer any base salary or Incentives earned during the next succeeding Plan Year (“Suspension Period”).  If a Participant elects a 100% In-Service Withdrawal after the enrollment period for the next succeeding Plan Year and before the end of the current Plan Year, then any deferral election for base salary or Incentives earned during the next succeeding Plan Year will be cancelled.  The Participant’s Account balance shall become distributable subject to Section 5.2 following the date of such election.

(5)                 In the event of a Participant’s death prior to distribution of his or her entire Account balance, the remaining Account balance shall become distributable following the date on which all events have occurred which entitle the Beneficiary or Beneficiaries to payment.

(b)                             Post-2004 Sub-Account. All references to “Account” in this Section 5.1(b) shall refer solely to the portion of a Participant’s Account, if any that is the Post-2004 Sub-Account.

(1)                 Distributions of the Account shall be made (in the case of a lump sum) or commence (in the case of installments) on the first day of the first calendar month next following the date of the Participant’s Separation from Service.  Unless otherwise specified pursuant to Section 5.3, distributions shall be in the form of a single lump sum payment.  For purposes of this Section 5.1(b), “Separation from Service” shall mean the termination of a Participant’s agency relationship with Allstate Insurance Company, with Allstate New Jersey Insurance Company, with Allstate Life Insurance Company or with any other member of the Controlled Group which has adopted the Plan, unless such termination results from acceptance of employment with Allstate Insurance Company, with Allstate New Jersey Insurance Company, Allstate Life Insurance Company or any other member of the Controlled Group.  “Separation from Service” shall also mean the subsequent termination of employment with all members of the Controlled Group, unless such termination results in a transfer of status to an Exclusive Agent Independent Contractor or to an Exclusive Financial Specialist Independent Contractor for Allstate Insurance Company, for Allstate New Jersey Insurance Company, for Allstate Life Insurance Company, or for any other member of the Controlled Group.  Determination of whether a Separation from Service occurs shall be made in a manner that is consistent with Treas. Reg. 1.409A-1(h).

(2)                 In the event of a Participant’s death prior to the full distribution of his or her Account, the undistributed Account shall be distributed to the Participant’s

Beneficiary within 90 days of the Participant’s death.

(3)                 The Committee retains sole discretion to determine whether and to what extent all or any portion of an Account may be payable on account of an Unforeseeable Financial Emergency.  If the Committee determines that such distribution shall be made, payment shall be made within 30 days of the determination of Unforeseeable Financial Emergency and the Committee may, in its discretion, determine how any partial distribution of the Account shall be allocated among the hypothetical Investment Options applicable to such Account.

(4)                 Payment Dates.  If a payment is due on a nonbusiness day or a federal or state holiday, such payment shall be due on the next succeeding business day.

5.2                          NOTICE OF ACCOUNT PAYMENT AND COMMENCEMENT OF DISTRIBUTION FOR PRE-2005 SUB-ACCOUNTS

The Committee or its appointed representative shall notify a Participant or Beneficiary, as the case may be, as soon as practicable after the first day of the month following the date on which the Pre-2005 Sub-Account becomes distributable, that he or she is entitled to receive payment from the Pre-2005 Sub-Account, the balance of which shall be computed as of the close of business on the last day of the month in which the Pre-2005 Sub-Account becomes distributable.  Distribution of Pre-2005 Sub-Account balances shall commence as soon as practicable after the first day of the month next following the date on which the Pre-2005 Sub-Account becomes distributable.

5.3                      FORM OF PAYMENT

(a)                       Except as provided in paragraphs (c) and (d) of this Section 5.3, payments of Account balances to a Participant shall be in the form of one lump sum payment or annual cash installment payments over a minimum of  2 and a maximum of 10 years, at the election of the Participant.  The provisions of this Section 5.3 apply separately to the Pre-2005 Sub-Account and the Post-2004 Sub-Account and, accordingly, different forms of payments may be made from each such Sub-account.

(b)                         The amount of each annual installment payable to a Participant who has elected to receive installment payments shall be as follows:  The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing upon his or her Separation from Service, be computed as of the close of business on the last day of the month in which the Account becomes distributable, and the amount of such payment shall equal his or her Account balance as of such date, divided by the number of installments including the one being paid.  The first annual installment payment shall, for a Participant who has elected to receive installment payments commencing in one of the first through fifth years after Separation from Service, be computed as of the close of the first business day of the year preceding the year in which the Account balance becomes distributable, and the amount of such payment shall equal his or her Account balance as of such date, divided by the number of installments including the one being paid.  Each subsequent installment payment shall be computed as of the close of the last business day of the year thereafter, and the amount of each subsequent payment shall equal his or her remaining Account balance, divided by the number of remaining installments, including the one being paid.  Investment gains or losses and other adjustments shall continue with respect to the entire unpaid Account balance, as provided in Section 4.3.

(c)                          In the event of a Participant’s death prior to distribution of his or her entire Account balance, the remaining Account balance shall be paid in a lump-sum to the Participant’s Beneficiary or Beneficiaries, subject to Sections 5.1(a)(5) and 5.1(b)(2).

(d)                         Notwithstanding the provisions of paragraphs (a) and (b) above, if the Account balance is $5,000 or less on any date a payment is to be made to a Participant, the payment shall be the remaining unpaid Account balance.

5.4      DISTRIBUTION ELECTION

(a)                        Each Participant shall elect his or her desired form of payment, in accordance with procedures established by the Committee, at the time of his other initial participation election set forth in Section 2.1.

(b)                 This Section 5.4(b) shall apply solely with respect to Pre-2005 Sub-Accounts.  Except for distribution elections under Section 5.1(a)3 and (a)(4), each Participant may from time to time revise the terms of distribution of the Participants Accounts, in accordance with the procedures established by the Committee, provided that (i) the revised notice of the desired form of payment shall be made by the Participant no less than twelve months prior to the date on which payment is to commence, but in any event no later than the day before the date of the Participant’s Separation from Service and (ii) in any event, distribution of the Participant’s Account shall not commence earlier than twelve months after the Participant’s revised notice of the desired form of payment is made.

(c)                        This Section 5.4(c) shall apply solely with respect to Post-2004 Sub-Accounts.  Installments shall be paid only if a Participant filed an irrevocable election to receive installment payments in a manner acceptable to the Committee on or before the later of December 31, 2008, or the date of the Participant’s initial election to defer Compensation under the Plan.  Installment payments shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

ARTICLE VI

ADMINISTRATION

6.1                      GENERAL ADMINISTRATION; RIGHTS AND DUTIES

The Board shall appoint the Committee, which, subject to the express limitations of the Plan, shall be charged with the general administration of the Plan on behalf of the Participants.  The Committee shall also be responsible for carrying out its provisions, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

(a)                   To construe and interpret the Plan;

(b)                   To compute the amount of benefits payable to Participants;

(c)                    To authorize all disbursements by the Company of Account balances pursuant to the Plan;

(d)                   To maintain all the necessary records for the administration of the Plan;

(e)                   To make and publish rules for administration and interpretation of the Plan and the transaction of its business;

(f)                       To make available to each Participant the current value of their Account;

(g)                   To delegate the administration of the Plan in accordance with its terms to officers or employees of the Company, of Allstate Insurance Company or of an independent consultant retained by the Committee who the Committee believes to be reliable and competent.  The Committee may authorize officers or  employees of the Company or of Allstate Insurance Company to whom it has delegated duties under the Plan  to appoint other persons to assist the delegate in administering the Plan; and

(h)                  To refuse to accept the deferral of amounts the Committee or its delegate considers too small to be administratively feasible.

The determination of the Committee as to any disputed question or controversy shall be conclusive.

ARTICLE VII

PLAN AMENDMENTS AND TERMINATION

7.1                      AMENDMENTS

The Company shall have the right to amend this Plan from time to time by resolutions of the Board or by the Committee, and to amend or rescind any such amendments; provided, however, that no action under this Section 7.1 shall in any way reduce the amount of Compensation deferred or reduce the value of any Account.  All amendments shall be in writing and shall be effective as provided subject to the limitations in this Section 7.1.

7.2                      TERMINATION OF PLAN

The Company expects that the Plan will continue indefinitely but, continuance of the Plan is not a contractual or other obligation of the Company. The Company reserves its right to discontinue the Plan at any time by resolution of the Board;

however, no such action shall reduce the value of an Account or result in a distribution that does not conform to the requirements of Code Section 409A.

ARTICLE VIII

MISCELLANEOUS

8.1                      NOTIFICATION TO COMMITTEE

Any election made or notification given by a Participant pursuant to this Plan shall be made in accordance with procedures established by the Committee or its designated representative, and shall be deemed to have been made or given on the date received by the Committee or such representative.

8.2                      EFFECT ON AGENCY RELATIONSHIP

Participation in this Plan shall not give any Participant the right to be retained as an agent of Allstate Insurance Company or of any member of the Controlled Group, or to have or any right or interest other than as herein provided.  No Participant shall have any right to any payment or benefit except to the extent provided in this Plan.  Allstate Insurance Company and the members of the Controlled Group expressly reserve the right to terminate the agency relationship of any Participant without any liability for any claim against any of them, except to the extent expressly provided herein.

8.3                      STATUS OF PARTICIPANTS

This Plan shall create only a contractual obligation on the part of the Company and shall not be construed as creating a trust or other fiduciary relationship with Participants.  Participants will have only the rights of general unsecured creditors of the Company with respect to Compensation deferred and all amounts credited to their Accounts.

8.4                      BENEFICIARIES AND CONTINGENT BENEFICIARIES

(a)                   Beneficiary Designation.  Each Participant shall, in accordance with procedures established by the Committee, designate one or more persons or entities (including a trust or trusts or his or her estate) to receive distribution of his or her Account that are not distributed prior to the Participant’s death. The Participant may also designate a person or persons as a Contingent Beneficiary who shall succeed to the rights of the person or persons originally designated as Beneficiary, in case the latter should die.  The Participant may from time to time change any designation of Beneficiary or Contingent Beneficiary so made, by submitting a new designation in accordance with procedures established by the Committee.  The last valid designation made by a Participant under the Plan, in accordance with procedures established by the Committee, shall be controlling.

(b)                       Spousal Consent Required.  In the event a Participant designates a person other than his or her spouse as Beneficiary of any interests under this Plan, the Participant’s spouse shall sign a notarized statement specifically approving such designation and authorizing the Committee to make payment of such interests in the manner provided in such designation.  In the absence of such designation by the Participant, or in the absence of notarized spousal approval and authorization as herein above provided, or in the event of the death prior to or simultaneous with the death of the Participant, of all Beneficiaries or Contingent Beneficiaries, as the case may be, to whom payments were to be made pursuant to a designation by the Participant, such payments or any balance thereof shall be paid to the Participant’s spouse or, if there is no surviving spouse, to the Participant’s estate, or, if there is no estate, according to the Illinois laws of descent and distribution.

(c)                        Death of Beneficiary.  In the event of the death, subsequent to the death of the Participant, of a Beneficiary or Contingent Beneficiary, as the case may be, to whom such payments were to be made or were being made pursuant to a designation under this section, such payments or any balance thereof shall be paid to the estate of such Beneficiary or Contingent Beneficiary.

8.5                      TAXES AND OTHER CHARGES

To the extent permitted by law, if the whole or any part of a Participant’s Account shall become the subject of any federal, state or local tax which the Company shall legally be required to withhold or pay, the Company shall reduce an Account with respect to such tax paid.

8.6                      BENEFITS NOT ASSIGNABLE; OBLIGATIONS BINDING UPON SUCCESSORS

Before a Participant’s Account becomes distributable, benefits under this Plan and rights to receive the amounts credited to the Account of a Participant shall not be assignable or transferable and any purported transfer, assignment, pledge or other encumbrance or attachment of any payments or benefits under this Plan shall not be permitted or recognized.  Obligations of the Company under this Plan shall be binding upon successors of the Company.

8.7                      ILLINOIS LAW GOVERNS; SAVING CLAUSE

The validity of this Plan or any of its provisions shall be construed and governed in all respects under and by the laws of the State of Illinois.  If any provisions of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.8                      HEADINGS NOT PART OF PLAN

Headings and subheadings in this Plan are inserted for reference only, and are not to be considered in the construction of the provisions hereof.